As filed with the Securities and Exchange Commission on September 22, 2003.
                                                          REGISTRATION NO. 333-

===============================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549
                         _________________________
                                  FORM S-3
                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933
                         _________________________

                             TEREX CORPORATION
           (Exact name of registrant as specified in its charter)


           DELAWARE                                           34-1531521
(State or other jurisdiction of                            (I.R.S. Employer
incorporation or organization)                            Identification No.)

                             500 POST ROAD EAST
                        WESTPORT, CONNECTICUT 06880
                               (203) 222-7170
            (Address, including zip code, and telephone number,
     including area code, of registrant's principal executive offices)

                         _________________________

                             Eric I Cohen, Esq.
                             Terex Corporation
                             500 Post Road East
                        Westport, Connecticut 06880
                               (203) 222-7170

    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         _________________________


                                 COPIES TO:

                  Fried, Frank, Harris, Shriver & Jacobson
                             One New York Plaza
                          New York, New York 10004
                   Attention: Steven G. Scheinfeld, Esq.
                               (212) 859-8000

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
             FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS
                          REGISTRATION STATEMENT.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: |X|

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                      CALCULATION OF REGISTRATION FEE

================================================================================================================
                                                 Proposed Maxium         Proposed Maximum
     Title of Class of         Amount to be     Offering Price Per      Aggregate Offering        Amount of
Securities to be Registered     Registered           Unit (1)                  Price           Registration Fee
----------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value     208,591              $21.79                $4,545,198               $368
----------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the reported last high and low sales prices on the New York Stock Exchange on September 15, 2003.


        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

===============================================================================

[RED HERRING}

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                           SUBJECT TO COMPLETION
              PRELIMINARY PROSPECTUS DATED SEPTEMBER 22, 2003

                               208,591 Shares

                             TEREX CORPORATION

                                Common Stock

                            ____________________


          The stockholder of Terex Corporation listed in this prospectus under the section entitled "Selling Stockholder" is offering and selling up to 208,591 shares of our common stock under this prospectus. The shares of common stock being offered under this prospectus were initially issued by us to SDC Prague, s.r.o. in connection with our acquisition of shares of TATRA a.s., a manufacturer of on/off-road heavy-duty vehicles, from SDC Prague on August 28, 2003. Such shares of common stock were subsequently transferred by SDC Prague to its parent company SDC International, Inc. on September 16, 2003. Information concerning SDC International and the times and manner in which it may offer and sell the shares of our common stock under this prospectus is described under "Selling Stockholder" and "Plan of Distribution" in this prospectus. We cannot assure you that all or any portion of the shares of common stock offered under this prospectus will be resold.

          We will not receive any of the proceeds from the sale of shares being offered by the selling stockholder.

          Our common stock is traded on the New York Stock Exchange under the symbol "TEX." On September 19, 2003, the closing sale price of our common stock as reported on the New York Stock Exchange was $22.30 per share.

          Our principal executive offices are located at 500 Post Road East, Westport, Connecticut 06880, and our telephone number is (203) 222-7170.

          No underwriting is being used in connection with this offering of common stock. The shares of common stock are being offered without underwriting discounts. The expenses of this registration will be paid by us. Normal brokerage commissions, discounts and fees will be payable by the selling stockholders.

          INVESTING IN OUR COMMON STOCK INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   The date of this prospectus is , 2003.

                             TABLE OF CONTENTS

                                                                           PAGE

TEREX CORPORATION............................................................1

RISK FACTORS.................................................................3

USE OF PROCEEDS..............................................................6

SELLING STOCKHOLDER..........................................................6

DESCRIPTION OF COMMON STOCK..................................................7

PLAN OF DISTRIBUTION.........................................................8

LEGAL MATTERS................................................................9

EXPERTS......................................................................9

ABOUT THIS PROSPECTUS.......................................................10

FORWARD-LOOKING STATEMENTS..................................................10

WHERE YOU CAN FIND MORE INFORMATION.........................................11

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............................11

                             TEREX CORPORATION

          We are a diversified global manufacturer of a broad range of equipment for the construction, infrastructure and surface mining industries. We are building a growing franchise under the Terex brand name. We remain focused on our mission of delivering products that are reliable and cost effective and producing equipment that improves our customers' return on invested capital. Our products are manufactured at plants in the United States, Canada, Europe, Australia, Asia and South America, and are sold primarily through a worldwide distribution network serving the global construction, infrastructure and surface mining markets.

          Over the past several years, we have implemented a series of interrelated operational and strategic initiatives designed to create a competitive advantage in the marketplace. These initiatives include: (i) providing customers with lower cost products to increase their return on invested capital; (ii) implementing a variable cost structure with over 80% of cost of sales from purchased components; (iii) reducing selling expense and eliminating non-value-added functions throughout the organization; and
(iv) increasing product and geographic diversity through internal development and acquisitions.

          Through the first six months of 2003, we operated in five business segments: (i) Terex Construction, (ii) Terex Cranes, (iii) Terex Roadbuilding, Utility Products and Other, (iv) Terex Aerial Work Platforms and (v) Terex Mining. On July 1, 2003, we announced that we had entered into a non-binding agreement in principle to sell our surface mining truck design and manufacturing business to Caterpillar Inc. ("Caterpillar"). In addition to the sale of the mining truck business, the non-binding agreement also contemplates the sale of our mining truck and shovel product support businesses to Caterpillar dealers. The Company will retain the mining shovel manufacturing business located in Dortmund, Germany and intends to purchase the intellectual property rights for certain models of Caterpillar hydraulic excavator mining shovels. As a result, the Company now operates in four business segments: (i) Terex Construction; (ii) Terex Cranes; (iii) Terex Mining, Roadbuilding, Utility Products and Other; and
(iv) Terex Aerial Work Platforms.

          Our principal executive offices are located at 500 Post Road East, Westport, Connecticut 06880, and our telephone number is (203) 222-7170.

TEREX CONSTRUCTION

          The Terex Construction segment designs, manufactures and markets three primary categories of equipment and their related components and replacement parts: heavy construction equipment (including off-highway trucks and scrapers), compact equipment (including loader backhoes, compaction equipment, mini and midi excavators, loading machines, site dumpers, telehandlers and wheel loaders); and mobile crushing and screening equipment (including jaw crushers, cone crushers, washing screens and trommels). Terex Construction products are currently marketed principally under the following brand names: Atlas Terex, Finlay, Fuchs Terex, Pegson, Powerscreen, Terex Benford, Terex Fermec, Terex Schaeff, Terex and TerexLift. These products are primarily used by construction, logging, mining, industrial and government customers in construction and infrastructure projects and supplying coal, minerals, sand and gravel.

TEREX CRANES

          The Terex Cranes segment designs, manufactures and markets mobile telescopic cranes, tower cranes, lattice boom crawler cranes, truck mounted cranes (boom trucks) and telescopic container stackers, as well as their related replacements parts and components. Currently, Terex Cranes products are marketed principally under the following brand names: American, Atlas, Atlas Terex, Bendini, Comedil, Demag, Franna, Lorain, P&H, Peiner, PPM, RO-Stinger and Terex. These products are used primarily for construction, repair and maintenance of infrastructure, building and manufacturing facilities.

TEREX MINING, ROADBUILDING, UTILITY PRODUCTS AND OTHER

          The Terex Mining, Roadbuilding, Utility Products and Other segment designs, manufactures and markets hydraulic mining shovels, crushing and screening equipment (including crushers, impactors, screens and feeders), asphalt and concrete equipment (including pavers, plants, mixers, reclaimers, stabilizers and profilers), utility equipment (including digger derricks, aerial devices and cable placers), light construction equipment (including light towers, trowels, power buggies, generators and arrow boards) and construction trailers, as well as related components and replacement parts. These products are currently marketed principally under the following brand names: Amida, Bartell, Bid-Well, Canica, Cedarapids, Cedarapids/Standard Havens, CMI Johnson Ross, CMI Terex, CMI-Cifali, Coleman Engineering, Grayhound, Hi-Ranger, Jaques, Load King, Morrison, O & K, Re-Tech, Royer, Simplicity, Terex, Terex Advance Mixer, Terex Mining, Terex Power, Terex Recycling and Terex Telelect. These products are used primarily by government, utility, mining, quarrying and construction customers in excavating mineral deposits, building roads, maintaining utility lines and trimming trees.

TEREX AERIAL WORK PLATFORMS

          The Terex Aerial Work Platforms segment was formed upon completion of our acquisition of Genie Holdings, Inc. ("Genie") and its affiliates on September 18, 2002. The Terex Aerial Work Platforms segment designs, manufactures and markets aerial work platforms equipment and telehandlers. Products include material lifts, portable aerial work platforms, trailer mounted booms, articulated booms, stick booms, scissor lifts, telehandlers, related components and replacement parts, and other products. Terex Aerial Work Platforms products currently are marketed principally under the Genie and Terex Handlers brand names. These products are used primarily by customers in the construction and building maintenance industries to lift people and/or equipment as required to build and/or maintain large physical assets and structures.

                                RISK FACTORS

          Investing in shares of our common stock can be risky. Before you invest in shares of our common stock, you should carefully consider the following factors and other information contained or incorporated in this prospectus.

                       RISKS RELATED TO THIS OFFERING

OUR SIGNIFICANT DEBT LEVELS MAY LIMIT OUR FUTURE ABILITY TO OBTAIN ADDITIONAL FINANCING AND TO PURSUE BUSINESS OPPORTUNITIES.

          As of June 30, 2003, we had long-term debt of approximately $1,467 million, which represented approximately 65% of our total capitalization.

          There are several important consequences of having debt, including the following:

          o a portion of our cash from operating activities will be used to pay principal and interest on our debt;

          o competitive pressures and adverse economic conditions are more likely to have a negative effect on our business; and

          o our ability to make acquisitions and to take advantage of significant business opportunities may be negatively affected.

          Our ability to pay the required interest and principal payments on our debt depends on the future performance of our business. The performance of our business is subject to general economic conditions and other financial and business factors. Many of these factors are beyond our control. If we do not have enough cash flow in the future to pay the required interest or principal payments on our debt, we may be required to refinance all or a part of our debt or borrow additional amounts. We do not know if refinancing our debt will be possible at that time or if we will be able to find someone who will lend us more money.

          In addition, because approximately 50% of our debt bears interest at floating rates, an increase in interest rates could adversely affect our ability to make the required interest and principal payments on our debt.

OUR INABILITY TO COMPLY WITH THE RESTRICTIVE DEBT COVENANTS CONTAINED IN OUR EXISTING DEBT AGREEMENTS COULD LEAD TO AN ACCELERATION OF OUR DEBT UNDER OUR DEBT AGREEMENTS AND POSSIBLY BANKRUPTCY.

          Our existing debt agreements contain a number of significant covenants. These covenants limit our ability to, among other things, borrow additional money, make capital expenditures, pay dividends, dispose of assets and acquire new businesses. These covenants also require us to meet certain financial tests. Specifically, some of our financial tests include a pro forma consolidated leverage ratio test, a consolidated interest ratio test, a consolidated fixed charge ratio test, a pro forma consolidated senior secured debt leverage ratio test and a capital expenditures test, as such tests are defined in our existing debt agreements. While we are currently in compliance with all of the foregoing tests, increases in our debt or decreases in our earnings could cause us to be in default of our covenants related to a pro forma consolidated leverage ratio test, a pro forma consolidated senior secured debt leverage ratio test, a consolidated interest ratio test and a consolidated fixed charge ratio test, as defined and included in our debt agreements. In addition, changes in economic or business conditions, results of operations or other factors could cause us to default under our debt agreements. If we are unable to comply with these covenants, there would be a default under our debt agreements. A default, if not waived by our lenders, could result in acceleration of our debt and possibly bankruptcy.

WE MAY BE REQUIRED TO ISSUE ADDITIONAL SHARES OF OUR COMMON STOCK UNDER OUR RECENT ACQUISITION AGREEMENTS.

          We issued shares of our common stock in connection with our recent acquisitions of Genie, the Schaeff Group of Companies, Utility Equipment, Inc., EPAC Holdings, Inc. and Commercial Body Corporation. The terms of the acquisition agreements require us to issue additional shares of our common stock in the event that the price of our common stock does not reach targeted amounts at specified times in the future, although in many of these cases we are permitted to satisfy our obligations under the acquisition agreements by paying cash instead of issuing additional shares of common stock. To the extent we issue additional shares of common stock, such shares of common stock will have a dilutive effect which may cause the trading price of our common stock to decline. The maximum aggregate dollar amount of cash and/or common stock that we may be required to pay under these acquisition agreements is $20 million.

                       RISKS RELATED TO OUR BUSINESS

WE MAY FACE LIMITATIONS ON OUR ABILITY TO INTEGRATE ACQUIRED BUSINESSES.

          We expect to continue our strategy of identifying and acquiring businesses with complementary products and services which we believe will enhance our operations and profitability. We may pay for future acquisitions from internally generated funds, bank borrowings, public offerings, private sales of stock or bonds, or some combination of these methods. However, we cannot give any assurance that we will be able to continue to find suitable businesses to purchase or that we will be able to raise the money necessary to complete future acquisitions.

          In addition, we cannot guarantee that we will be able to successfully integrate any business we purchase into our existing business or that any acquired businesses will be profitable. The successful integration of new businesses depends on our ability to manage these new businesses and cut excess costs. Further, in connection with acquisitions, we may need to consolidate or restructure our newly acquired or existing facilities, which may require expenditures for severance obligations related to reductions in workforce and other charges resulting from the consolidations or restructurings, such as write-down of inventory and lease termination costs. If we are unable to complete the integration of new businesses in a timely manner, it could have a materially adverse effect on our results of operations and financial condition.

          For example, in 2002 we acquired Demag Mobile Cranes GmbH & Co. KG, a manufacturer of cranes, and Genie Holdings, Inc., a manufacturer of aerial work platform equipment. After comparing these acquired businesses with our existing businesses and considering how best to integrate their operations and products with our operations and products, we initiated a series of restructuring projects aimed at addressing product, channel and production overlap. These projects included eliminating certain product lines and closure of certain facilities. As a result of these restructuring projects, we recorded charges in the fourth quarter of 2002 of $22.8 million for restructuring actions related to the acquisition of Demag and $1.9 million for restructuring actions related to the acquisition of Genie. These charges included employee termination costs, costs associated with asset disposals and facility exit costs.

OUR BUSINESS IS HIGHLY CYCLICAL.

          The demand for our products depends upon the general economic conditions of the markets in which we compete. Downward economic cycles result in reductions in sales of our products, which may reduce our profits. We anticipate continuing weak economic conditions in many of our end markets in the near-term. We have taken a number of steps to reduce our fixed costs and diversify our operations to decrease the negative impact of these cycles. There can be no assurance, however, that these steps will prevent the negative impact of poor economic conditions.

WE OPERATE IN A HIGHLY COMPETITIVE INDUSTRY.

          We compete in a highly competitive industry. To compete successfully, our products must excel in terms of quality, price, product line, ease of use, safety and comfort, and we must also provide excellent customer service. The greater financial resources of certain of our competitors may put us at a competitive disadvantage.

WE RELY ON KEY MANAGEMENT.

          We rely on the management and leadership skills of Ronald M. DeFeo, Chairman of the Board, President and Chief Executive Officer. Mr. DeFeo has an employment agreement with us which expires on December 31, 2004. The loss of his services could have a significant, negative impact on our business.

SOME OF OUR CUSTOMERS RELY ON FINANCING WITH THIRD PARTIES TO PURCHASE OUR PRODUCTS.

          We rely on sales of our products to generate cash from operations. A significant portion of our sales are financed by third party finance companies on behalf of our customers. The availability of financing by third parties is affected by general economic conditions, the credit worthiness of our customers and the estimated residual value of our equipment. Deterioration in the credit quality of our customers or the estimated residual value of our equipment could negatively impact the ability of such customers to obtain the resources needed to make purchases of our equipment. In addition, as a result of the current economic climate, the availability of third party financing has become more limited for some of our customers, which has had a negative effect on such customers' ability to arrange third party financing.

OUR NEWLY ACQUIRED GENIE SUBSIDIARY PROVIDES FINANCING FOR SOME OF OUR AERIAL WORK PLATFORM CUSTOMERS.

          Our Terex Aerial Work Platforms segment, directly and through joint ventures, provides financing for some of its customers, primarily in Europe and the United States, to purchase its equipment. For the most part, this financing represents sales type leases and operating leases. It has been the Terex Aerial Work Platforms segment's policy to provide such financing to its customers in situations where it anticipates that it will be able to sell the financing obligations to a third party financial institution within a short period of time. However, until such financing obligations are sold to a third party or if the Terex Aerial Work Platforms segment is unable to sell such obligations to a third party, the Terex Aerial Work Platforms segment retains the risks resulting from such customer financing. The results of our Terex Aerial Work Platforms segment, and the Company, could be adversely affected in the event that such customers default on their contractual lease payments to the Company. The results of our Terex Aerial Work Platforms segment, and the Company, also could be adversely affected if the residual values of such leased equipment declines below its original estimated values and the Company is forced to subsequently sell such equipment at a loss.

WE ARE SUBJECT TO CURRENCY FLUCTUATIONS AND OTHER RISKS FROM OUR
INTERNATIONAL OPERATIONS.

          Our products are sold in over 100 countries around the world. Thus, our revenues are generated in foreign currencies, including the Euro, British Pound Sterling, Australian Dollar and the South African Rand, while costs incurred to generate those revenues are only partly incurred in the same currencies. Since our financial statements are denominated in U.S. Dollars, changes in currency exchange rates between the U.S. Dollar and other currencies have had, and will continue to have, an impact on our earnings. To date, this impact has not been material on our earnings. To reduce this currency exchange risk, we may buy protecting or offsetting positions (known as "hedges") in certain currencies to reduce the risk of an adverse currency exchange movement. We have not engaged in any speculative or profit motivated hedging activities. Although we partially hedge our revenues and costs, currency fluctuations will impact our financial performance in the future.

          Our international operations are also subject to a number of potential risks. Such risks include, among others, currency exchange controls, labor unrest, regional economic uncertainty, political instability, restrictions on the transfer of funds into or out of a country, export duties and quotas, domestic and foreign customs and tariffs, current and changing regulatory environments, difficulty in obtaining distribution support and potentially adverse tax consequences. These factors may have an adverse effect on our international operations in the future.

COMPLIANCE WITH ENVIRONMENTAL AND OTHER GOVERNMENTAL REGULATIONS COULD BE COSTLY AND REQUIRE US TO MAKE SIGNIFICANT EXPENDITURES.

          We generate hazardous and nonhazardous wastes in the normal course of our manufacturing operations. As a result, we are subject to a wide range of federal, state, local and foreign environmental laws and regulations. These laws and regulations govern actions that may have adverse environmental effects and also require compliance with certain practices when handling and disposing of hazardous and nonhazardous wastes. These laws and regulations also impose liability for the costs of, and damages resulting from, cleaning up sites, past spills, disposals and other releases of hazardous substances, should any of such events occur. No such incidents have occurred which required us to pay material amounts to comply with such laws and regulations.

          Compliance with these laws and regulations has, and will continue to require, us to make expenditures. We do not expect that these expenditures will have a material adverse effect on our business or profitability.

RESTRICTIONS ON DIVIDENDS

          Our ability to pay dividends on our common stock is limited under the terms of our existing debt agreements. In addition, Delaware law generally restricts us from paying dividends in circumstances where the payment would make our liabilities exceed our assets or where the payment would make us unable to pay our debts as they become due.

          We do not plan on paying dividends on our common stock in the near term. Instead, we intend to retain any earnings to repay indebtedness and to fund the development and growth of our business. Any future payments of cash dividends will depend on our financial condition, capital requirements and earnings, as well as other factors that the Board of Directors may consider.

                              USE OF PROCEEDS

          All net proceeds from the sale of our shares of common stock being offered by this prospectus will go to the selling stockholder who is offering and selling its shares of common stock. Accordingly, we will not receive any of the proceeds from the sale of the shares of common stock being offered under this prospectus for the account of the selling stockholder.

                            SELLING STOCKHOLDER

          The following table sets forth the name of the selling stockholder, certain information regarding the beneficial ownership of shares of our common stock by the selling stockholder as of September 19, 2003 and the number of shares of common stock that the selling stockholder may offer pursuant to this prospectus. Because the selling stockholder is not obligated to sell its shares, and because it may also acquire publicly traded shares of our common stock, we cannot estimate how many shares the selling stockholder will beneficially own after this offering. We may update the disclosure in this section, to the extent we are required by law to do so.

          Since the date on which the selling stockholder provided this information, the selling stockholder may have sold, transferred or otherwise disposed of all or a portion of its shares of common stock in a transaction or series of transactions exempt from the registration requirements of the Securities Act of 1933, as amended. Information concerning the selling stockholder may change from time to time and any changed information will be set forth in supplements to this prospectus to the extent required.

                                 Number of Shares of          Number of Shares
      Name of                    Common Stock Owned            of Common Stock
Selling Stockholder            Prior to the Offering           Being Offered
-------------------            -----------------------        -----------------

SDC International, Inc.               208,591(1)                   208,591

________________

(1) Represents less than 1.0% of the outstanding shares of common stock of Terex.


          On December 27, 2001, SDC International borrowed from us approximately $12.9 million, part of which it used to purchase common shares of TATRA. On the same date, we entered into a Stock Purchase Agreement with SDC International and its wholly owned subsidiary, SDC Prague, pursuant to which we purchased approximately 41% of the outstanding common shares of TATRA for consideration consisting of the cancellation of approximately $4.8 million of the $12.9 million owed to us by SDC International. Following the completion of this purchase, SDC International, through SDC Prague, owned approximately 51% of the outstanding common shares of TATRA. In addition, pursuant to the Stock Purchase Agreement, SDC International issued to us 1,256,837 shares of its common stock in consideration for our role as a strategic investor in SDC International and for certain marketing and technology consulting to be rendered by us to SDC International.

          On February 20, 2002, TATRA borrowed from us approximately $5 million. TATRA's obligations pursuant to this loan were guaranteed by SDC International and SDC Prague. We loaned TATRA an additional $1.5 million in April 2003 and an additional $1.5 million in June 2003.

        On November 13, 2002, we entered into a joint venture with TATRA USA, Inc., a subsidiary of TATRA, and STV USA under the name of American Truck Company.

          On August 28, 2003, we entered into a Stock Purchase Agreement with GP Omikron, s.r.o. (a wholly owned subsidiary of ours), and SDC Prague pursuant to which we purchased the remaining 51% of the outstanding common shares of TATRA owned by SDC Prague. The consideration for the TATRA shares consisted primarily of the forgiveness of the remaining debt of SDC International to us of approximately $8.5 million, the cancellation of the guarantees by SDC International and SDC Prague of the obligations of TATRA under our loan to TATRA, and the issuance to SDC Prague of the shares of our common stock being offered under this prospectus. The transactions contemplated by this Stock Purchase Agreement were consummated on August 28, 2003.

          The shares of our common stock issued to SDC Prague were subsequently transferred by SDC Prague to SDC International on September 16, 2003.

          We are required under the Registration Rights Agreement, dated as of August 28, 2003, by and among Terex and SDC Prague, to use reasonable best efforts to keep the registration statement of which this prospectus is a part effective until the earlier of August 28, 2004 or the date on which SDC Prague or SDC International no longer own shares of our common stock, subject to certain exceptions.

                        DESCRIPTION OF COMMON STOCK

          Our restated certificate of incorporation authorizes us to issue up to 150,000,000 shares of our common stock. As of September 19, 2003 we had 48,600,496 shares of our common stock outstanding.

          The following is a summary of the material terms of our common stock. Because it is only a summary, it does not contain all the information that may be important to you. Accordingly, you should read carefully the more detailed provisions of our restated certificate of incorporation and amended and restated bylaws.

          Each outstanding share of our common stock entitles the holder to one vote, either in person or by proxy, on all matters submitted to a vote of stockholders, including the election of directors. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election. Subject to preferences which may be applicable to any outstanding shares of preferred stock, holders of common stock have equal ratable rights to any dividends that may be declared by the board of directors out of legally available funds.

          Holders of our common stock have no conversion, redemption or preemptive rights to subscribe for any of our securities. All outstanding shares of our common stock are fully paid and nonassessable. In the event of any liquidation, dissolution or winding-up of our affairs, holders of our common stock will be entitled to share ratably in our assets remaining after provision for payment of liabilities to creditors and preferences applicable to outstanding shares of preferred stock. The rights, preferences and privileges of holders of our common stock are subject to the rights of the holders of any outstanding shares of preferred stock.

          Our restated certificate of incorporation provides that directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duties as a director except to the extent otherwise required by Delaware law. Our amended and restated bylaws provide for indemnification of our officers and directors to the fullest extent permitted by Delaware law.

          Our amended and restated bylaws provide that our stockholders must provide prior notice for nominations for election to the board of directors or for proposing matters which can be acted upon at stockholders meeting. This provision could be considered an "anti-takeover" provision.

          The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

                            PLAN OF DISTRIBUTION

          The shares of common stock offered hereby may be sold from time to time by the selling stockholder, or by pledgees, donees, transferees or other successors in interest, to the public. Such sales may be made on one or more exchanges or in the over-the-counter market, or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholder could transfer, distribute, devise or gift shares by other means. Alternatively, the shares of common stock may be sold from time to time in one or more of the following transactions, without limitation: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer or for its account pursuant to this prospectus, as supplemented, (c) an exchange distribution in accordance with the rules of such exchange, (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers, (e) face to face transactions between sellers and purchasers without a broker-dealer and (f) by writing options. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended, may be sold under Rule 144 rather than pursuant to this prospectus, as supplemented. From time to time the selling stockholder may engage in short sales, short sales against the box, puts and calls and other transactions in our securities or derivatives thereof, and may sell and deliver the shares related to these transactions. For example, the selling stockholder may (i) enter into transactions involving short sales of the shares by broker-dealers in the course of hedging the positions they assume with such selling stockholder; (ii) sell shares short itself and deliver the shares registered hereby to settle such short sales or to close out stock loans incurred in connection with its short positions; (iii) write call options, put options or other derivative instruments (including exchange-traded options or privately negotiated options) with respect to the shares, or which its settles through delivery of the shares; (iv) enter into option transactions or other types of transactions that require such selling stockholder to deliver shares to a broker, dealer or other financial institution, who may then resell or transfer the shares under this prospectus or (v) loan the shares to a broker, dealer or other financial institution, who may sell the loaned shares.

          From time to time the selling stockholder may pledge its shares pursuant to the margin provisions of its customer agreements with its brokers. Upon a default by the selling stockholder, the broker may offer and sell the pledged shares of common stock from time to time as described above.

          Any broker and any broker-dealers, agents or underwriters that participate with the selling stockholder in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act. In this case, any commissions received by these broker-dealers, agents or underwriters and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Because the selling stockholder may be deemed to be an underwriter within the meaning of
Section 2(11) of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. We have advised the selling stockholder that the anti-manipulation rules under the Securities Exchange Act of 1934, as amended, including Regulation M may apply to sales of the shares of common stock by the selling stockholder.

          All expenses of registration of the common stock (other than commissions and discounts of underwriters, dealers or agents), estimated to be approximately $15,360, shall be borne by us. As and when we are required to update this prospectus, we may incur additional expenses in excess of this estimated amount.

                               LEGAL MATTERS

          Certain legal matters in connection with the validity of the shares of common stock offered hereby will be passed upon for us by Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York 10004.

                                  EXPERTS

          The consolidated financial statements of Terex Corporation as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 incorporated in this prospectus by reference to the Annual Report on Form 10-K of Terex Corporation for the year ended December 31, 2002 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

          The consolidated financial statements of Genie Holdings, Inc. and its subsidiaries as of December 31, 2001 and for the year then ended incorporated in this prospectus by reference to the Current Report on Form 8-K/A of Terex Corporation dated November 26, 2002 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                           ABOUT THIS PROSPECTUS

          This prospectus relates to the sale by the selling stockholder of up to 208,591 shares of our common stock. The selling stockholder may sell the common stock described in this prospectus in one or more offerings. This prospectus provides you with a general description of the common stock the selling stockholder may offer. To the extent required, each time the selling stockholder sells shares of our common stock, a prospectus supplement will be provided that will contain specific information about the terms of that offering. You should read this prospectus and any accompanying prospectus supplement together with the additional information contained under the headings "Where You Can Find More Information" and "Incorporation of Certain Documents By Reference."

          You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. These securities are not being offered for sale in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

          Information contained in our web site does not constitute part of this prospectus.

                         FORWARD-LOOKING STATEMENTS

          This prospectus and the documents incorporated by reference contain and refer to forward-looking statements that involve risks and uncertainties. Generally, the words "may," "expects," "intends," "anticipates," "plans," "projects," "estimates" or similar words are intended to identify forward-looking statements. However, the absence of these words does not mean that the statement is not forward-looking. We have based these forward-looking statements on our current expectations and projections about future events. These statements are not guarantees of future performance. It is possible that actual events and results will differ materially as future events are difficult to predict. In addition, many of the risks, uncertainties and assumptions about us are beyond our control. Some of these risks, uncertainties and assumptions are:

          o our business is highly cyclical and weak general economic conditions may affect the sales of our products and our financial results;

          o construction, infrastructure and mining activity are affected by interest rates and government spending;

          o our ability to successfully integrate new businesses may affect our future performance;

          o    changes in our key management personnel;

          o our businesses are in very competitive industries and may be affected by pricing, product and other actions taken by our competitors;

          o    changes in laws and regulations;

          o we manufacture and sell our products in many countries and we may be affected by changes in exchange rates between currencies, as well as international politics;

          o our ability to manufacture and deliver our products to customers on a timely basis;

          o dependence of some of our customers relying on third party financing to purchase our products;

          o the ability of our suppliers to supply us with parts and components at competitive prices on a timely basis;

          o our ability to pay dividends may be limited by the terms of our existing debt agreements and state law;

          o we have a significant amount of debt and our debt agreements contain a number of restrictive covenants; and

          o we are subject to various environmental laws and regulations.

          The forward-looking statements made or referred to in this prospectus and the documents incorporated by reference reflect our expectations and projections at the time the statement was made. We do not undertake any obligation to update publicly any forward-looking statement which may result from changes in events, conditions, circumstances or expectations on which we have based any forward-looking statement.

                    WHERE YOU CAN FIND MORE INFORMATION

          We are a reporting company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy such material at the Public Reference Room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the Public Reference Room. You can also find our SEC filings at the SEC's web site at http://www.sec.gov. In addition, you may inspect our SEC filings at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:

          1.   Annual Report on Form 10-K for the year ended December 31,
               2002;

          2. Quarterly Report on Form 10-Q for the calendar quarter ended March 31, 2003;

          3. Quarterly Report on Form 10-Q for the calendar quarter ended June 30, 2003;

          4. The Company's Notice of Annual Meeting of Stockholders and Proxy Statement dated April 7, 2003;

          5. Current Report on Form 8-K/A dated November 26, 2002, and filed with the SEC on November 26, 2002;

          6. Current Report on Form 8-K dated January 1, 2003, and filed with the SEC on January 8, 2003;

          7. Current Report on Form 8-K dated January 23, 2003, and filed with the SEC on January 24, 2003;

          8. Current Report on Form 8-K dated February 6, 2003, and filed with the SEC on February 7, 2003;

          9. Current Report on Form 8-K dated February 19, 2003, and filed with the SEC on February 20, 2003;

          10. Current Report on Form 8-K dated April 8, 2003, and filed with the SEC on April 8, 2003;

          11. Current Report on Form 8-K dated May 29, 2003, and filed with the SEC on May 29, 2003;

          12. Current Report on Form 8-K dated July 1, 2003, and filed with the SEC on July 1, 2003;

          13. Current Report on Form 8-K dated July 11, 2003, and filed with the SEC on July 11, 2003;

          14. Current Report on Form 8-K dated September 3, 2003, and filed with the SEC on September 3, 2003; and

          15. The description of the Common Stock contained in the Company's Registration Statement on Form 8-A dated February 22, 1991, including any amendment or report filed with the Commission for the purpose of updating such description.

          This prospectus is part of a registration statement we have filed with the SEC relating to our common stock. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement and the exhibits and schedules for more information about us and our common stock. The registration statement and exhibits and schedules are also available at the SEC's Public Reference Room or through its web site.

          You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

                             Terex Corporation
                             500 Post Road East
                        Westport, Connecticut 06880
                               (203) 222-7170
                              Attn: Secretary

===============================================================================



                               208,591 SHARES



                             TEREX CORPORATION



                                COMMON STOCK

                              ________________

                                 PROSPECTUS

                              ________________




















                                   , 2003

===============================================================================

                                  PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          The following table itemizes the expenses incurred by Terex Corporation ("Terex" or the "Company") in connection with the offering of the common stock being registered. All amounts shown are estimates except the Securities and Exchange Commission (the "Commission") registration fee.

                  ITEM                                                AMOUNT
                 -----                                                ------

Registration Fee - Securities and Exchange Commission.............   $   368
Legal Fees and Expenses...........................................    10,000
Accounting Fees and Expenses......................................     3,000
Miscellaneous.....................................................     2,000

   TOTAL..........................................................   $15,368

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Section 145 of the Delaware General Corporation Law ("DGCL") and Terex's amended and restated by-laws provide for the indemnification of Terex's directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended (the "Securities Act").

          Terex's amended and restated by-laws generally requires Terex to indemnify its officers and directors against all liabilities (including judgments, settlements, fines and penalties) and reasonable expenses incurred in connection with the investigation, defense, settlement or appeal of certain actions, whether instituted by a third party or a stockholder (either directly or indirectly) and including specifically, but without limitation, actions brought under the Securities Act, and/or the Securities Exchange Act of 1934, as amended (the "Exchange Act"); except that no such indemnification will be permitted if such director or officer was not successful in defending against any such action and it is determined that the director officer breached or failed to perform his or her duties to Terex, and such breach or failure constitutes (i) a willful breach of his or her "duty of loyalty", (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of the law, (iii) a violation of Section 174 of the DGCL, relating to prohibited dividends or distributions or the repurchase or redemption of stock or (iv) a transaction where such individual derived an improper financial profit (unless it is deemed that such profit is immaterial in light of all of the circumstances) (collectively, "Breach of Duty"). Notwithstanding the foregoing, subject to certain exceptions, the restated by-laws provide that directors or officers initiating an action are not entitled to indemnification.

          The amended and restated by-laws of Terex also establish certain procedures by which (i) a director or officer may request an advance on his or her reasonable expenses, prior to the final disposition of an action,
(ii) Terex may withhold an indemnification payment from a director or officer, (iii) a director or officer may be entitled to partial indemnification and (iv) a director or officer may challenge Terex's denial to furnish him or her with requested indemnification. Additionally, the restated by-laws provide that the adverse termination of an action against an officer or director, is not in and of itself sufficient to create a presumption that a director or officer engaged in conduct constituting a Breach of Duty.

        Finally, Terex's restated certificate of incorporation contains a provision which eliminates the personal liability of a director to Terex and its stockholders for certain breaches of his or her fiduciary duty of care as a director. This provision does not, however, eliminate or limit the personal liability of a director (i) for any breach of such director's "duty of loyalty" (as further defined therein) to Terex or its stockholders, (ii) for acts or omissions not in "good faith" (as further defined therein) or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, relating in general to the willful or negligent payment of an illegal dividend or the authorization of an unlawful stock repurchase or redemption, or (iv) for any transaction from which the director derived an improper personal profit to the extent of such profit. This provision of the restated certificate of incorporation offers persons who serve on the Board of Directors of Terex protection against awards of monetary damages resulting from negligent (except as indicated above) and "grossly" negligent actions taken in the performance of their duty of care, including grossly negligent business decisions made in connection with takeover proposals for Terex. As a result of this provision, the ability of Terex or a stockholder thereof to successfully prosecute an action against a director for a breach of his duty of care has been limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. Although the validity and scope of Section 145 of the DGCL has not been tested in court, the Securities and Exchange Commission (the "Commission") has taken the position that the provision will have no effect on claims arising under the federal securities laws.

          Terex maintains a directors' and officers' insurance policy which insures the officers and directors of Terex from any claim arising out of an alleged wrongful act by such persons in their respective capacities as officers and directors of Terex.

ITEM 16.  EXHIBITS

          (a) Exhibits:

          4.1 Registration Rights Agreement, dated as of August 28, 2003, by and among Terex Corporation and SDC Prague, s.r.o.

          4.2 Stock Purchase Agreement, dated as of August 28, 2003, by and among SDC Prague, s.r.o., Terex Corporation, and GP Omikron, s.r.o.

          5.1 Opinion of Fried, Frank, Harris, Shriver & Jacobson as to the legality of securities being registered.*

          23.1 Consent of Fried, Frank, Harris, Shriver & Jacobson (included as part of Exhibit 5.1).*

          23.2 Consent of PricewaterhouseCoopers LLP (relates to Terex Corporation financial statements).

          23.3 Consent of PricewaterhouseCoopers LLP (relates to Genie Holdings, Inc. financial statements).

          24.1 Power of attorney (included on signature page).

         ___________________________
         * To be filed by amendment.

ITEM 17.  UNDERTAKINGS

          The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or
Section 15(d) of the Exchange Act, that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The Company hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          The Company hereby further undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westport, State of Connecticut, on September 22, 2003.

                                            TEREX CORPORATION


                                            By:/s/ Eric I Cohen
                                               -----------------------------
                                               Eric I Cohen
                                               Senior Vice President, Secretary
                                               and General Counsel

                             POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Ronald M. DeFeo and Eric I Cohen, or either of them, as his true and lawful attorneys in fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post effective amendments) to this Registration Statement, and any related Rule 462 (b) Registration Statement and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney in fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys in fact and agents, or any of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 6 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        Name                           Title                            Date
        ----                           -----                            ----

/s/ Ronald M. DeFeo        Chairman, Chief Executive Officer           September 22, 2003
    -----------------      and Director (Principal Executive Officer)
    Ronald M. DeFeo

/s/ Phillip C. Widman      Chief Financial Officer (Principal          September 22, 2003
    -----------------      Financial Officer)
    Phillip C. Widman

/s/ Mark T. Cohen          Controller (Principal Accounting Officer)   September 22, 2003
    -----------------
    Mark T. Cohen

/s/ G. Chris Andersen      Director                                    September 22, 2003
    ----------------
    G. Chris Andersen

/s/ William H. Fike        Director                                    September 22, 2003
    -----------------
    William H. Fike

/s/ Donald P. Jacobs       Director                                    September 22, 2003
    -----------------
    Donald P. Jacobs

/s/ Don DFosset            Director                                    September 22, 2003
    -----------------
    Don DeFosset

/s/ David A. Sachs         Director                                    September 22, 2003
    -----------------
    David A. Sachs

/s/ J.C. Watts, Jr.        Director                                    September 22, 2003
    -----------------
    J.C. Watts, Jr.

/s/ Helge H. Wehmeier      Director                                    September 22, 2003
    -----------------
    Helge H. Wehmeier


                               EXHIBIT INDEX

   Exhibit No.                      Description
   -----------                      -----------

   4.1 Registration Rights Agreement, dated as of August 28, 2003, by and among Terex Corporation and SDC Prague, s.r.o.

   4.2 Stock Purchase Agreement, dated as of August 28, 2003, by and among SDC Prague, s.r.o., Terex Corporation, and GP Omikron, s.r.o.

   5.1 Opinion of Fried, Frank, Harris, Shriver & Jacobson as to the legality of securities being registered.*

   23.1 Consent of Fried, Frank, Harris, Shriver & Jacobson (included as part of Exhibit 5.1).*

   23.2 Consent of PricewaterhouseCoopers LLP (relates to Terex Corporation financial statements).

   23.3 Consent of PricewaterhouseCoopers LLP (relates to Genie Holdings, Inc. financial statements).

   24.1        Power of attorney (included on signature page).

   __________________________
   * To be filed by amendment.